Exhibit 23.2

[Letterhead of PricewaterhouseCoopers]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 14, 2005 relating to the financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, of Arch Capital Group Ltd., which appears in Arch Capital Group Ltd.’s Annual Report to Shareholders on Form 10-K for the year ended December 31, 2004.  We also consent to the reference to us under the heading “Experts”.

/s/ PricewaterhouseCoopers LLP

New York, New York

April 28, 2005